Exhibit (d)(10)

NICE SYSTEMS, LTD.

2008 SHARE INCENTIVE PLAN

Personal – Confidential

Dear ______________,

AWARD NOTICE OF AN OPTION FOR OPTIONEES SUBJECT
TO UNITED STATES TAX

        The Board of Directors has adopted a resolution dated June 15, 2009, to exchange certain outstanding share options held by you for the options described herein. Accordingly, we, Nice Systems Ltd. (the “Company”), pursuant to our “Nice Systems Ltd. 2008 Share Incentive Plan” and its addendum for U.S. Grantees (collectively, the “Plan”), hereby grant you options (the “Options”) to purchase the number of shares of the Company’s Ordinary Shares, nominal value NIS 1.00 each (the “Shares”) set forth below. The Options are subject to all of the terms and conditions as set forth herein and in the Plan, all of which are incorporated herein in their entirety. Unless otherwise stated, all capitalized terms in this Award Notice shall be interpreted as defined in the Plan.

Grantee Oracle ID:

Name of Grantee:

Date of Grant:	June 15, 2009

Number of Shares Subject to Options:

Exercise Price Per Share:	$22.53

Expiration Date:	6 Years from the Date of Grant

Type of Grant:       Non-qualified stock option.

Vesting Schedule:

25% of the Options shall vest on each of the first, second, third, and fourth anniversaries of the Date of Grant. If the number of shares subject to your Options is not divisible by four, then the remaining shares will be allocated to the fourth vesting date.

        You shall be entitled to acceleration of the vesting of your Options under the conditions set forth in Section 7.4(b) of the Plan.

        Nothing contained herein shall derogate from, or add to, your employment agreement, nor shall it be construed as an obligation on the part of the Company or your employer, except for the grant explicitly detailed herein.

        We wish to remind you that the details of this Award Notice are personal and confidential. Please do not discuss the matter with any person other than with your direct manager or the relevant HR representative of the Company.

        The main terms of the Options, including your right to exercise such Options, are detailed in the Plan and in this Award Notice. Furthermore, the Options are subject to the following provisions:

        The Options are exercisable by you, subject to the aforesaid and to the other terms of the Plan, following the lapse of their Vesting Schedule and until their Expiration Date, as defined above (the “Exercise Period”). In the event any Options remain unexercised following the lapse of the Exercise Period, such Options and all the rights attached thereto shall expire.

1.     Exercise of Options:

        Once the Options may be exercised (subject to the provisions hereto) and all other conditions for exercising the Options are fulfilled, you are entitled to notify Tamir Fishman or any other service provider designated by the Company, by delivering a “Notice of Exercise” (in the form that will be provided to you by Tamir Fishman or any other service provider designated by the Company), that you wish to exercise a certain number of Options (but not more than the number of Options that have become exercisable until such date). The Notice of Exercise shall be accompanied by payment for the Shares, equal to the product of (x) the number of Options you wish to exercise, and (y) the Exercise Price per Share.

        United States Income Tax Consequences.

        The United States Income Tax Consequences of this grant are discussed in Appendix A attached hereto.

2.     Plan:

        A more detailed outline of the terms relating to the Options is contained in the Plan, as adopted by the Board of Directors of the Company. The Plan is held by the Company’s General Counsel or Corporate Director of Compensation and Benefits, and you are requested to thoroughly review its terms and provisions. Should you require further explanations - please contact the Company’s General Counsel or Corporate Director of Compensation and Benefits who shall endeavor to assist you as much as possible.

3.     Participation in the Plan:

        Your participation in the Plan is conditioned upon your signing this Award Notice and the undertaking below, and meeting all the requirements set by applicable law.

4.     Non-Transferability:

        The Options that are granted to you are not transferable, except as explicitly allowed under the Plan. In addition, your rights to sell Exercised Shares may be subject to certain limitations imposed by applicable law, and to any request made by the Company or its underwriters, if applicable (including a lock-up period), from time to time, or upon a specific occurrence, and you hereby unconditionally agree and accept any such limitations.

5.     Understanding the Plan:

        It is hereby clarified that this Award Notice is not, and cannot be, a substitute for the full and thorough understanding of the Plan. The Plan includes important details that you should know and understand. This Award Notice is subject to all terms and provisions of the Plan. In any case of contradiction between this Award Notice and the Plan, the provisions of the Plan shall prevail.

6.     Securities Law Requirements.

        The Company shall not be required to issue Shares underlying the Options to citizens or residents of the U.S. unless and until (a) such Shares have been duly listed upon each stock exchange on which the Shares are then registered, (b) a registration statement under the Securities Act of 1933, as amended, with respect to such Shares then effective and (c) such issuance is not prohibited under applicable State or Federal securities laws, Company securities trading policies and any other legal requirements. In addition, the Company may determine that you may only receive American Depositary Shares (“ADSs”) instead of Shares upon exercise of the Option.

        Lastly, we would like to remind you once again that the Company’s General Counsel or Corporate Director of Compensation and Benefits can assist you in any way and provide you any required explanation in relation to the exercise of your rights according to this Award Notice.

Sincerely yours,

_____________________________
Nice – Systems Ltd.

Consent

        I understand that the Plan and this Award Notice constitute the entire agreement between me and the Company with respect to the Options granted hereunder and supersede in their entirety all prior undertakings and agreements of the Company and myself, both written and oral, with respect to the Options granted hereunder (including the Shares underlying such Options). I have reviewed the Plan and this Award Notice in their entirety, and had an opportunity to obtain the advice of counsel prior to executing this Award Notice and fully understand all provisions of the Award Notice.

I hereby approve and agree to all the aforesaid in this Award Notice. I hereby undertake to pay all taxes, which may arise in connection with the vesting, exercise, sale and/or transfer of Options and the underlying Shares and promptly follow the instructions of the Company in this respect. I hereby represent and warrant that I will acquire any Shares hereunder for my own account and not as a nominee or agent for any other person, nor with a view to or for distribution.

Grantee's Name: _________    Signature: __________________    Date: ____________

APPENDIX A – OPTION AWARD NOTICE

United States Income Tax Consequences of Option Grant

The following summarizes the United States income tax consequences of the grant of options based upon the law and regulations in effect on the date hereof. You are reminded that the law can change at any time, possibly retroactively, so you are advised to consult with your own suitably qualified independent tax adviser with respect to the tax consequences of receiving and exercising options or disposing of shares.

        You will not recognize income at the time of the grant of the option. You will recognize compensation income at the time you exercise the option in an amount equal to the fair market value of the shares of stock subject to the option (determined at the time of exercise) over the exercise price paid.

        You will be subject to withholding for federal, state and local, income and employment taxes at the time you exercise the Option. The tax basis in the stock received upon exercise will equal the amount recognized by you as compensation income plus the aggregate exercise price paid to exercise the Option and your capital gains holding period in those shares will commence on the date of exercise. Any gain or loss from the sale of the stock received should be capital gain or loss, measured by the difference between the amount realized on the sale and your tax basis in the shares. Such gain or loss will be a long-term capital gain or loss if the shares have a holding period of more than one year.

        In the event of a Change of Control within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, the acceleration of vesting and exercisability of the option may cause you to be subject to a 20% excise tax as an “excess parachute payment” under that section.

        You are required to follow the instructions of the Company in order to ensure compliance with any such tax withholding and the payment of the aggregate exercise price for the Shares, and the transfer of Exercised Shares to you is conditioned upon the payment of such amounts.